Exhibit 99.1

NEWS RELEASE
CONMED Corporation
Todd Garner
Chief Financial Officer 727-214-2975
ToddGarner@conmed.com

CONMED Completes Acquisition of

In2Bones Global, Inc.

Largo, Florida, June 13, 2022 – CONMED Corporation (NYSE: CNMD) today announced that it has completed its previously announced acquisition of privately-held In2Bones Global Inc.

Headquartered in Memphis, Tennessee, In2Bones is a global developer, manufacturer, and distributor of medical devices for the treatment of disorders and injuries of the upper (hand, wrist, elbow) and lower (foot and ankle) extremities. The company’s comprehensive product portfolio includes implants, fracture systems, biologics, and related hardware.

The transaction is being financed through a combination of the net proceeds of the Company’s 2.25% convertible notes, which were issued on June 6, 2022, borrowings under the Company’s amended and restated credit facility, and cash on hand. The Company will provide additional guidance regarding the impact of the transaction on 2022 financial results when it reports second quarter financial results in late July.

About CONMED Corporation

CONMED is a medical technology company that provides surgical devices and equipment for minimally invasive procedures. The Company’s products are used by surgeons and physicians in a variety of specialties, including orthopedics, general surgery, gynecology, thoracic surgery, and gastroenterology. For more information, visit www.conmed.com.

About In2Bones Global, Inc.

Headquartered in Memphis, Tennessee, In2Bones is a global developer manufacturer and distributor of medical devices for the treatment of disorders and injuries of the upper (hand, wrist, elbow) and lower (foot and ankle) extremities.

Forward-Looking Statements

This press release may contain forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. For example, in addition to general industry and economic conditions, factors that could cause actual results to differ materially from those in the forward-looking statements may include, but are not limited to, the risks posed to the Company’s business, financial condition, and results of operations by the COVID-19 global pandemic and the various government responses to the pandemic, including deferral of surgeries, reductions in hospital and ambulatory surgery center operating volumes, disruption to potential supply chain reliability; the ability of the Company to advance In2Bones Global, Inc.’s product lines, the potential effects of the acquisition on relationships with employees, customers, other business partners or governmental entities; any assumptions underlying any of the foregoing as well as the risk factors discussed in the Company’s Annual Report on Form 10-K for the full year ended December 31, 2021 and in the Form 10-Q for the most recently completed quarter and in the current report on the Form 8-K filed on May 5, 2022. Any and all forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.